Exhibit 99.1

Photo Release - SB Financial Group, Inc. Welcomes Julia Bryant as

Community Development Mortgage Loan Officer for New Toledo Location

New Community Reinvestment Act Lender to Provide Services in Under-Served Market

DEFIANCE, OH, June 24, 2016 – SB Financial Group, Inc. (NASDAQ: SBFG), (“SB Financial” or the “Company”), a diversified financial services company providing full-service community banking, wealth management and item processing services, announced the hiring of Community Development Mortgage Loan Officer, Julia Bryant, to join State Bank’s Toledo market from its new Loan Production Office located at 1900 Monroe Street, Suite 108, Toledo, Ohio 43604.

“As a Company, it has always been our belief that we have a duty to be stewards of the communities in which we do business, our expansion into this area of Toledo is just one more way we are seeking to serve the community,” said SB Financial Chairman, President and CEO Mark A. Klein.

This area of Toledo was identified in the most recent U.S. Census report as having a majority of residents classified as low income. State Bank opened this office in an effort to provide better access to financing for low-to-moderate income members of the Toledo community.

Mr. Klein stated, “We are pleased that Julia will be joining our lending team. She brings more than 15 years of banking experience and 20 years as a housing advocate in the community and has exceptional leadership skills. Julia is also active within her community, currently serving as Vice Chair for Preferred Properties, Inc. Speaking on behalf of our entire organization, we welcome her to State Bank.”

Bryant will be responsible for working with first-time homebuyers to provide down payment and closing costs assistance, and partnering with local not-for-profit organizations to educate homebuyers. She will host free monthly community workshops at the Fredrick Douglass Community Center, Wayman Palmer YMCA and Believe Center, which are designed to educate, prepare and motivate residents towards responsible homeownership.

Community Development Mortgage Loan Officer, Julia Bryant, remarked, “I am excited to join the State Bank team, and I look forward to serving the residents of Toledo from my Monroe Street office.”

Bryant has been a licensed realtor in the state of Ohio since 1988 and is a designated Certified Affordable Real Estate Professional. She has taught continuing education courses in Civil Rights to real estate professionals for the Toledo Board of Realtors for a number of years.

Previously, Bryant worked for Titanium Solutions. During the height of the real estate crisis, she assisted home owners with loan modifications and payment arrangements to save their homes. In 2006, she was named the Realtor of the Year by the Toledo Board of Realtors.

About SB Financial Group, Inc.

Headquartered in Defiance, Ohio, SB Financial is a diversified financial services holding company with two operating subsidiaries: State Bank and DCM. State Bank provides a full range of financial services for consumers and small businesses, including wealth management, mortgage banking and commercial and agricultural lending, operating through a total of 19 banking centers; 18 in nine Ohio counties and one center in Fort Wayne, Indiana, and 22 full-service ATMs. The Company has five loan production offices located throughout the Tri-State region of Ohio, Indiana and Michigan. DCM provides item processing services to community banks located primarily in the Midwest. SB Financial’s common stock is listed on the NASDAQ Capital Market under the symbol “SBFG”.  SB Financial’s preferred stock is listed on the NASDAQ Capital Market under the symbol “SBFGP”.

In May 2016, SB Financial was ranked #160 on the American Banker Magazine’s list of Top 200 Publicly Traded Community Banks and Thrifts based on three-year average return on equity (“ROE”).

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Contact Information:

Anthony Cosentino

Executive Vice President

Chief Financial Officer

419.782.7656

Tony.Cosentino@YourStateBank.com